Exhibit 5.2

[NIKE Letterhead]

March 27, 2020

NIKE, Inc.,

One Bowerman Drive,

Beaverton, Oregon 97005.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $1,000,000,000 aggregate principal amount of 2.400% Notes due 2025 (the “2025 Notes”), $1,000,000,000 aggregate principal amount of 2.750% Notes due 2027 (the “2027 Notes”), $1,500,000,000 aggregate principal amount of 2.850% Notes due 2030 (the “2030 Notes”), $1,000,000,000 aggregate principal amount of 3.250% Notes due 2040 (the “2040 Notes”) and $1,500,000,000 aggregate principal amount of 3.375% Notes due 2050 (the “2050 Notes” and, together with the 2025 Notes, the 2027 Notes, the 2030 Notes and the 2040 Notes, the “Securities”) of NIKE, Inc., an Oregon corporation (the “Company”), I, as the Company’s Vice President, Corporate Secretary and Chief Ethics & Compliance Officer, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it my opinion that:

(1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Oregon.

(2) The Indenture relating to the Securities has been duly authorized, executed and delivered by the Company.

(3) The Securities have been duly authorized for issuance by the Company.

The foregoing opinion is limited to the laws of the State of Oregon, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated March 27, 2020, which is incorporated by reference into the Registration Statement, and to the references to my name under the caption “Validity of Securities” in the Registration Statement and under the caption “Validity of the Notes” in the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ann M. Miller Ann M. Miller
Vice President, Corporate Secretary and Chief Ethics & Compliance Officer